Exhibit 10.44

REDEMPTION AND WITHDRAWAL AGREEMENT
THIS REDEMPTION AND WITHDRAWAL AGREEMENT (this "Agreement") is made and entered as of December 31, 2018 (the "Effective Date"), by and among CENTENNIAL FOUNDERS, LLC, a Delaware limited liability company, formerly known as RM Development Associates, LLC (the "Company"), and STANDARD PACIFIC INVESTMENT CORP. a Delaware limited liability company (“SPIC”) and CALATLANTIC GROUP, INC., a Delaware corporation, as successor to the former CalAtlantic Group, Inc. (formerly known as Standard Pacific Corp., a Delaware corporation), which was successor by merger to The Ryland Group, Inc. (“Standard Pacific”) (on behalf of itself and SPIC, collectively “CalAtlantic Group”). SPIC and CalAtlantic Group are each individually a “Withdrawing Member” and, collectively, are the “Withdrawing Members”. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the LLC Agreement (as defined in Recital A below). This Agreement is entered into with reference to the following facts and circumstances:
R E C I T A L S
A.    The Company is governed by that certain Second Amended and Restated Limited Liability Company Agreement of Centennial Founders, LLC dated as of July 31, 2009 (the "Second Amended and Restated LLC Agreement"), entered into by and among Tejon Ranchcorp, a California corporation ("Tejon"), Pardee Homes, a California corporation ("Pardee"), SPIC, and Standard Pacific (which is now known as CalAtlantic Group), and Lewis Investment Company, LLC, a California limited liability company (“Lewis Investment Company”), as amended by that certain First Amendment to Second Amended and Restated Limited Liability Company Agreement of Centennial Founders, LLC dated as of November 30, 2016 (the “First Amendment”), as further amended by that certain Second Amendment to Second Amended and Restated Limited Liability Company of Centennial Founders, LLC dated as of November 30, 2016 (the “Second Amendment”), as further amended by that certain Third Amendment to Second Amended and Restated Limited Liability Company Agreement of Centennial Founders, LLC dated as of February 1, 2018 (the “Third Amendment”; together with the Second Amended and Restated LLC Agreement, the First Amendment and the Second Amendment, the “LLC Agreement”). Lewis Tejon Member, LLC, a Delaware limited liability company, succeeded to all of the Interest (as such term is defined herein) of Lewis Investment Company in the Company (on behalf of itself and Lewis Investment Company, collectively, “Lewis”), and subsequently withdrew as a Member of the Company as described in the First Amendment. CalAtlantic Group succeeded to all of Standard Pacific's Interest in the Company.
B.    On and subject to the terms and conditions of the LLC Agreement, each Developer has the right to purchase Lots and to apply its Applicable Lot Credit (collectively, the “Article 10 Lot Purchase Rights”) from the Company for the development of for-sale single family attached and/or detached residences.
C.    As of July 31, 2009, each Withdrawing Member elected to become a Non-Funding Member (and each Withdrawing Member has remained a Non-Funding Member). Pursuant to Section 13.1A of the LLC Agreement, a Non-Funding Member may elect to withdraw as a member of the Company at any time by delivering written notice of such election to Tejon. Effective

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concurrently herewith, each of the Withdrawing Members have elected to withdraw from the Company in accordance with the terms of this Agreement.
D.    Concurrently with the Withdrawing Members’ withdrawal, Tejon and Pardee ("Remaining Developer") have agreed to enter into an amendment to the LLC Agreement (the "Withdrawal Amendment"), which the Withdrawing Members have agreed to acknowledge. The Withdrawal Amendment shall include, without limitation, the provisions related to retention and access of the Company’s books and records and receipt of the Company’s tax returns set forth in Sections 4 and 6, respectively, of the Withdrawal Amendment. The Remaining Developer and Tejon are sometimes hereinafter referred to individually, as a "Remaining Member" and collectively, as the "Remaining Members."
E.    The Company and the Withdrawing Members now desire to enter into this Agreement, and the Remaining Members now desire to enter into the Consent, Ratification and Agreement of the Remaining Members in the form attached as Schedule 1 to this Agreement (the "CRA"), to provide for (i) the full and complete redemption of each Withdrawing Member's Interest in the Company, and (ii) such other matters as are agreed to by the Company and the Withdrawing Members.
A G R E E M E N T
NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:
1.Withdrawal/Redemption of the Interest. Pursuant to the terms and conditions set forth in this Agreement and the Withdrawal Amendment, each Withdrawing Member hereby irrevocably and unconditionally withdraws as a member of the Company and the Company hereby redeems each Withdrawing Member's entire "Interest" (as defined in the LLC Agreement and as further defined in this Section 1) in the Company provided the foregoing shall not limit or modify the rights of the Withdrawing Members under Section 2(c) below or under the Withdrawal Amendment. For purposes of this Agreement, each Withdrawing Member's "Interest" includes, without limitation, all of the Withdrawing Member's right, title and interest in and to and claims against the Company (including, without limitation, any claims released under Section 7(a) below), any management, voting or other rights under any organizational and operational agreement (whether arising in connection with the Executive Committee, as a member, Developer or otherwise), any right to return of the Withdrawing Member's capital and any yield or return thereon, rights to distributions or allocations of income, profits, credits, losses or deductions, and claims for payment of any fees, debts (including, without limitation, any right to treat the Withdrawing Member's unreturned Capital Contribution as or receive payment of Subordinated Debt) or reimbursement or payment of any other amounts together with any interest thereon owing now or in the future by the Company to the Withdrawing Member and any right, title or interest in or to purchase or acquire any property of the Company, including, without limitation, any right to (i) acquire or purchase Private Sale Lots and Private Sale Commercial Parcels or (ii) participate in the Article 10 Lot Purchase Rights as a Subsequent Withdrawing Developer (or in any other capacity). On the Effective Date, the following actions shall occur concurrently: (a) the Company will redeem in full each

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Withdrawing Member's Interest, and (b) each Withdrawing Member will irrevocably and unconditionally withdraw from the Company (collectively, the "Transaction").
2.Consideration.
(a)Adequacy of Consideration. Each Withdrawing Member acknowledges that the release from the Company and Tejon and the indemnity from the Company under this Agreement for the benefit of the Withdrawing Member constitutes fair, adequate and sufficient consideration under this Agreement for the Transaction.
(b)    Non-Responsibility of the Remaining Members and the Company. For the avoidance of any doubt,
(i)    in no event shall (A) any Remaining Member or the Company be required to make any payment to a Withdrawing Member in consideration for the Withdrawing Member withdrawing as a member of the Company, (B) any Remaining Member be responsible for the breach of any obligation of any other Remaining Member under this Agreement, the CRA, the Withdrawal Amendment or any other agreement between any of the Remaining Members and a Withdrawing Member related to the Transaction or otherwise, or (C) the Company be responsible for the breach of any obligation of a Remaining Member under this Agreement, the CRA, the Withdrawal Amendment or any other agreement between any of the Remaining Members and a Withdrawing Member related to the Transaction or otherwise; and
(ii)    the Transaction shall remain in full force and effect and shall not be subject to rescission, set aside, or any similar claim or remedy by a Withdrawing Member, all of which rights and remedies are hereby irrevocably and unconditionally waived by each Withdrawing Member and shall be considered as having been released pursuant to each Withdrawing Member's Release (provided for in Section 7(a) below).
(c)    Survival of Indemnification Provisions. Notwithstanding the Transaction (or any other provision set forth in this Agreement or the Withdrawal Amendment), the indemnification and other provisions set forth in Section 16.2 of the LLC Agreement for the benefit of the Withdrawing Members and the other Indemnified Parties described therein shall survive each Withdrawing Member's withdrawal from the Company with respect to any claim that arises on or prior to the Effective Date which is covered under Section 16.2 of the LLC Agreement (an "Indemnifiable Claim"); provided however that such indemnification and other provisions shall not cover any breach by a Withdrawing Member of this Agreement or the Withdrawal Amendment, and provided further that each Withdrawing Member's rights under Section 16.2 of the LLC Agreement shall be subject to the express terms and limitations contained therein and in Section 16.3 of the LLC Agreement. Except as provided above in this Section 2(c) or in the Withdrawal Amendment, a Withdrawing Member no longer possesses or retains its respective Interest or any other right, title or interest in or to or claims against the Company. Except as otherwise provided in this Agreement or the Withdrawal Amendment, a Withdrawing Member has no further duties, liabilities and/or obligations to the Company or any of the Remaining Members with respect to its Interest and/or under the LLC Agreement.

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3.Representations and Warranties.
(a)    Withdrawing Member's Representations and Warranties. Each Withdrawing Member makes the following representations and warranties to the Company as of the Effective Date:
(i)    As to SPIC, SPIC represents and warrants that it is a Delaware limited liability company, duly organized and validly existing under the laws of the state of Delaware, with all requisite power to carry on its business as presently owned or conducted and to take any action contemplated by it pursuant to this Agreement.
(ii)    As to CalAtlantic Group, CalAtlantic Group represents and warrants that it is a Delaware corporation, duly organized and validly existing under the laws of the state of Delaware, with all requisite power to carry on its business as presently owned or conducted and to take any action contemplated by it pursuant to this Agreement.
(iii)    Each Withdrawing Member has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Withdrawing Member, no further consent or approval is required, and this Agreement constitutes the legal, valid and binding obligation of each Withdrawing Member, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditor's rights generally or by general equity principles.
(iv)    The execution, delivery and performance of this Agreement does not, and the performance of this Agreement will not: (1) violate or result in a default under the organizational documents of a Withdrawing Member; or (2) violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court having jurisdiction over a Withdrawing Member.
(v)    The execution, delivery and performance of this Agreement, the Transaction and any other transactions contemplated hereby do not conflict, and are not inconsistent, with and will not result (with or without the giving of notice or passage of time or both) in a breach of or creation of any lien, charge or encumbrance upon any of a Withdrawing Member's Interest pursuant to the terms of any credit agreement, indenture, lease, guarantee or other instrument to which a Withdrawing Member is a party or by which a Withdrawing Member may be bound or to which it may be subject.
(vi)    Each Withdrawing Member owns its Interest free and clear of all liens and encumbrances or other restrictions of any kind whatsoever of any person whether claiming through the Withdrawing Member or otherwise, except to the extent expressly set forth in the LLC Agreement. Each Withdrawing Member's Interest constitutes the entire right, title and interest in and to claims against the Company owned by such Withdrawing Member or any affiliates of such Withdrawing Member.

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(vii)    Excepting Withdrawing Member Unreleased Claims (defined below), from and after the Effective Date, each Withdrawing Member shall not have any right, title or interest in or to or claim against the Company or under the LLC Agreement, including, without limitation, any right, title or interest in or to or against any cash flow or any other distributions, capital, profits and losses, management, voting or other rights under any organizational and operational agreement (whether arising in connection with the Executive Committee, as a member, Developer or otherwise), or any rights to any receivables (including, without limitation, any right to such Withdrawing Member's unreturned Capital Contribution and/or any right to treat such Withdrawing Member's unreturned Capital Contribution as or receive payment of Subordinated Debt) relating to the Company, including but not limited to, member loans, voluntary loans, payment of fees, repayment of any loan or any other such receivables or any right, title or interest in or to purchase or acquire any property of the Company, including, without limitation, any right to (i) acquire or purchase Private Sale Lots or (ii) participate in the Article 10 Lot Purchase Rights (provided the foregoing shall not limit or modify (A) the rights of each Withdrawing Member under Section 2(c) above, or (B) each Withdrawing Member's rights under each Withdrawal Amendment).
(viii)    The Withdrawing Members hereby represent and warrant that they are the owners of the Withdrawing Member Claims and that neither Withdrawing Member has previously assigned or transferred any of the Withdrawing Member Claims.
(ix)    Each Withdrawing Member hereby acknowledges and understands that (i) the Company and the Remaining Members intend to carry on with the business of the Company, (ii) such Withdrawing Member has been provided with due opportunity to inquire regarding the ongoing and future prospects of the business and affairs of the Company, and (iii) the Company and its Remaining Members have no affirmative duty to disclose or other duty (including, without limitation, any fiduciary duty) regarding the ongoing and future business and affairs of the Company (including, without limitation, any potential opportunities, profits or earnings which such Withdrawing Member may be foregoing by withdrawing from the Company pursuant to this Agreement) to such Withdrawing Member however such duty might arise by contract, law or otherwise. Each Withdrawing Member hereby waives all rights it may have against the Company, its assets or the Remaining Members in connection with the duties and obligations described in the foregoing subsections (i) to (iii) (collectively, the "Partnership Opportunity Disclosure Obligations").
(b)    Company's Representations and Warranties. The Company hereby represents and warrants to each Withdrawing Member as of the Effective Date as follows:
(i)    The Company is a limited liability company duly organized and validly existing under the laws of the state of Delaware, with all requisite power to carry on its business as presently owned or conducted and to take any action contemplated by it pursuant to this Agreement.
(ii)    The Company has full power and authority to enter into this Agreement and to consummate the Transaction and any other transactions contemplated hereby. This Agreement and the consummation of the Transaction and any other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, no further

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consent or approval is required from the Remaining Members or any other Person except for such consents or approval being obtained prior to the Effective Date and all such consents and approvals have been obtained as of the Effective Date, and this Agreement constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditor's rights generally or by general equity principles.
(iii)    The execution, delivery and performance of this Agreement does not, and the performance of this Agreement as of the Effective Date will not: (1) violate the organizational documents of the Company; (2) violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court having jurisdiction over the Company, or (3) require the Company to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental body or authority except for such consents or approval being obtained prior to the Effective Date and all such consents and approvals have been obtained as of the Effective Date.
(iv)    The execution, delivery and performance of this Agreement, the Transaction and any other transactions contemplated hereby as of the Effective Date do not conflict and are not inconsistent with, and will not result (with or without the giving of notice or passage of time or both) in a breach of any credit agreement, indenture, lease, guarantee or other instrument to which the Company is a party or by which the Company may be bound or to which it may be subject.
(v)    Any and all third party consents or approvals necessary for the performance of this Agreement and the transactions contemplated hereby, including without limitation, the Approval from each of the Remaining Members, has been obtained as of the Effective Date.
(i)    The Company hereby represents and warrants that it is the owner of the Company Claims and that it has not previously assigned or transferred any of the Company Claims.
(c)    Remaining Member Representations and Warranties. Each Remaining Member hereby represents and warrants to each Withdrawing Member as of the Effective Date as follows:
(i)    As to Pardee, Pardee represents and warrants that it is a corporation duly organized and validly existing under the laws of the state of its formation, with all requisite power to carry on its business as presently owned or conducted and to take any action contemplated by it pursuant to this Agreement.
(ii)    As to Tejon, Tejon represents and warrants that it is a corporation duly organized and validly existing under the laws of the state of its formation, with all requisite power to carry on its business as presently owned or conducted and to take any action contemplated by it pursuant to this Agreement.

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(iii)    Each Remaining Member has full power and authority to enter into the CRA and to consummate the transactions contemplated hereby. The CRA and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of such Remaining Member, no further consent or approval is required from the Remaining Member or any other Person except for such consents or approval being obtained prior to the Effective Date and all such consents and approvals have been obtained as of the Effective Date, and the CRA constitutes the legal, valid and binding obligation of such Remaining Member enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditor's rights generally or by general equity principles.
(iv)    The execution, delivery and performance of the CRA does not, and the performance of the CRA and the transactions contemplated thereby as of the Effective Date will not: (1) violate the organizational documents of any Remaining Member; (2) violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court having jurisdiction over such Remaining Member, or (3) require such Remaining Member to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental body or authority except for such consents or approval being obtained prior to the Effective Date and all such consents and approvals have been obtained as of the Effective Date.
(v)    The execution, delivery and performance of the CRA and the transactions contemplated thereby as of the Effective Date do not conflict and are not inconsistent with, and will not result (with or without the giving of notice or passage of time or both) in a breach of any credit agreement, indenture, lease, guarantee or other instrument to which any Remaining Member is a party or by which such Remaining Member may be bound or to which it may be subject.
(d)    Survival. Each of the representations and warranties of the Company, each Withdrawing Member and each Remaining Member set forth in this Section 3 shall expire if a claim has not been commenced against the applicable party with respect to a breach of a representation or warranty within one (1) year from the Effective Date.
4.Company Acknowledgment. As a material inducement to each Withdrawing Member to enter into this Agreement, the Company hereby acknowledges and agrees that:
(a)    AS-IS ACQUISITION. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND THE WITHDRAWAL AMENDMENT, THE COMPANY IS REDEEMING AND ACQUIRING EACH WITHDRAWING MEMBERS' INTEREST IN THE COMPANY ON AN "AS-IS/WHERE-IS" AND "WITH ALL FAULTS AND DEFECTS" BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF EITHER WITHDRAWING MEMBER (OR ANY AFFILIATE OR REPRESENTATIVE OF EITHER WITHDRAWING MEMBER), EXPRESS, IMPLIED OR STATUTORY, AS TO SUCH INTEREST, THE COMPANY, OR THE NATURE OR CONDITION OF OR TITLE TO ALL OR ANY OF THE ASSETS OF THE COMPANY.
(b)    No Representations. Other than the express representations, warranties, agreements and covenants of the Withdrawing Members as set forth in this Agreement and the

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Withdrawal Amendment, neither the Withdrawing Members, nor any Person acting by or on behalf of either of such Withdrawing Members, has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to the Company or to any of the Remaining Members upon which the Company or any such Remaining Member is relying, or in connection with which the Company or any such Remaining Member has made or will make any decision concerning either Withdrawing Member's Interest, the Company, the Agreement, the liabilities of the Company and/or the assets of the Company (including, without limitation, the Master Project).
5.Management Rights. On the Effective Date, (i) each Withdrawing Member's management, voting, approval or other similar rights with respect to the Company (whether arising in connection with any Voting Interest, the Executive Committee, as a member, Developer or otherwise) shall have been irrevocably and unconditionally terminated, and (ii) all of each Withdrawing Member's appointed Representatives and Alternates to the Executive Committee shall be deemed to have irrevocably and unconditionally resigned from the Executive Committee and each Withdrawing Member shall have no further representation on the Executive Committee of any kind or nature.
6.Deliveries and Transaction Costs.
(a)    Withdrawing Members' Deliveries. At or before the Effective Date, each Withdrawing Member shall deliver to the Company the following:
(i)    an executed acknowledgement to the Withdrawal Amendment, in such Withdrawing Member's capacity as a withdrawing member of the Company;
(ii)    the written resignation of its Representatives and Alternates from the Executive Committee; and
(iii)    such resolutions, authorizations, or other corporate and/or limited liability company documents or agreements relating to such Withdrawing Member and the Company's Members as shall be reasonably requested by the Company.
(b)    The Company's Deliveries. At or before the Effective Date, the Company shall deliver to each Withdrawing Member the following:
(i)    the Withdrawal Amendment, duly executed by the Company and the Remaining Members; and
(ii)    the CRA duly executed by the Remaining Members.
(c)    Transaction Costs. Each of the parties shall be responsible for the payment of its own out-of-pocket costs, including attorneys' fees, incurred in connection with this Agreement, whether consummated or not.

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7.Releases.
(a)    As of the Effective Date, each Withdrawing Member, for itself and its affiliates, partners, directors, members, owners, managers, officers, employees and agents (individually, a "Withdrawing Member Releasing Party" and collectively, the "Withdrawing Member Releasing Parties"), hereby releases and discharges (the "Withdrawing Member Release") the Company, the Executive Committee (and its appointed Representatives and Alternates), Tejon, each of their respective affiliates, and each of their respective partners, directors, members (excluding the Remaining Developer), owners, managers, officers, employees and agents (collectively, "Company Releasees") from all causes of action, actions, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, promises, agreements, trespasses, variances, judgments, damages, executions, claims, demands, whatsoever, in law or equity, which any Withdrawing Member Releasing Party, individually or collectively, has, ever had or may have in the future against any Company Releasee, by reason of any matter, cause or thing whatsoever accruing or arising from the beginning of time to the Effective Date with respect to the LLC Agreement, the Withdrawal Amendment, the Partnership Opportunity Disclosure Obligations, the Company, the Master Project or the Adjacent Property (collectively, the "Withdrawing Member Claims"); provided, however, that this Withdrawing Member Release shall not extend to any Withdrawing Member Claims against any Company Releasee arising out of any breach by any such Company Releasee of any of its obligations or representations and warranties expressly set forth in this Agreement, the Withdrawal Amendment and/or the CRA (or any dispute regarding the interpretation or enforceability of this Agreement, the Withdrawal Amendment and/or the CRA) (collectively, the "Withdrawing Member Unreleased Claims").
It is the intention of the Withdrawing Member Releasing Parties that the release under Section 7(a), with the exception of the Withdrawing Member Unreleased Claims, be effective as a bar to each of the Withdrawing Member Claims hereinabove specified. Each Withdrawing Member Releasing Party understands, acknowledges, and agrees that no Withdrawing Member Unknown Claims (as hereinafter defined), or any facts, events, circumstances, evidence or transactions which could now be asserted or which may hereafter be discovered, shall affect the final, absolute and unconditional nature of the release under Section 7(a). For purposes of this Agreement, "Withdrawing Member Unknown Claims" means any and all Withdrawing Member Claims (except for the Withdrawing Member Unreleased Claims) that a Withdrawing Member Releasing Party does not know or suspect to exist in his, her or its favor at the time of the effectiveness of the release under Section 7(a), which if known by such Withdrawing Member Releasing Party would have affected his, her or its decision to give the Withdrawing Member Release provided for herein. With respect to any and all Withdrawing Member Claims, except for Withdrawing Member Unreleased Claims, each of the Withdrawing Member Releasing Parties agrees that upon the Effective Date, each Withdrawing Member Releasing Party shall be deemed to have, and shall have, knowingly and expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any other state, sovereign or jurisdiction, or principle of common law which is similar, comparable, or equivalent to California Civil Code Section 1542 which provides:

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"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."
(b)    As of the Effective Date, the Company, for itself and its affiliates, directors, members (exclusive of the Remaining Members), owners, managers, officers, employees and agents (individually, a "Company Releasing Party" and collectively, the "Company Releasing Parties"), hereby releases and discharges (the "Company Release") each Withdrawing Member, its respective affiliates, and their respective partners, directors, members, owners, managers, officers, employees and agents (collectively, as to each Withdrawing Member, the "Withdrawing Member Releasees") from all causes of action, actions, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, promises, agreements, trespasses, variances, judgments, damages, executions, claims, demands, whatsoever, in law or equity, which any Company Releasing Party, individually or collectively, has, ever had or may have in the future against any Withdrawing Member Releasee, by reason of any matter, cause or thing whatsoever accruing or arising from the beginning of time to the Effective Date with respect to the LLC Agreement, the Company, the Master Project or the Adjacent Property (collectively, the "Company Claims"); provided, however, that this Company Release shall not extend to any Company Claims against a Withdrawing Member arising out of any breach by a Withdrawing Member of any of its obligations or representations and warranties expressly set forth in this Agreement, the Withdrawal Amendment and/or the other documents delivered pursuant to Section 6(a) hereof (or any dispute regarding the interpretation or enforceability of this Agreement and/or the Withdrawal Amendment), or any Company Claims against a Withdrawing Member that the Company Releasing Parties may have in response to or defending against an indemnification claim that is not an Indemnifiable Claim made by the Withdrawing Member Releasees pursuant to Section 16.2 of the LLC Agreement (collectively, the "Company Unreleased Claims").
It is the intention of the Company Releasing Parties that the release under this Section 7(b), with the exception of the Company Unreleased Claims, be effective as a bar to each of the Company Claims hereinabove specified. Each Company Releasing Party understands, acknowledges, and agrees that no Company Unknown Claims (as hereinafter defined), or any facts, events, circumstances, evidence or transactions which could now be asserted or which may hereafter be discovered, shall affect the final, absolute and unconditional nature of the release under this Section 7(b). For purposes of this Agreement, "Company Unknown Claims" means any and all Company Claims (except for the Company Unreleased Claims) that a Company Releasing Party does not know or suspect to exist in his, her or its favor at the time of the effectiveness of the release under this Section 7(b), which if known by such Company Releasing Party would have affected his, her or its decision to give the Company Release provided for herein. With respect to any and all Company Claims, each of the Company Releasing Parties agrees that upon the Effective Date, each Company Releasing Party shall be deemed to have, and shall have, knowingly and expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any other state, sovereign or jurisdiction, or principle of common law which is similar, comparable, or equivalent to California Civil Code Section 1542 which provides:

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"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."
(c)    EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES THAT IT HAS CAREFULLY REVIEWED THIS SECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL PART OF THIS AGREEMENT.

GSB	ML
Company's Initials	Withdrawing Member's Initials (SPIC)
ML
Withdrawing Member's Initials (CalAtlantic Group)
8.Brokers And Finders. No party has had any contact or dealings regarding the Master Project, or any communication in connection with the subject matter of this Agreement, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the transactions contemplated herein. In the event that any broker or finder claims a commission or finder's fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall hold harmless, indemnify and defend the other parties hereto, their successors and assigns, agents, employees, officers, trustees, members and managers from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including reasonable attorneys' fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The provisions of this paragraph shall survive the termination of this Agreement.
9.Miscellaneous.
(a)    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Neither the Company nor a Withdrawing Member shall assign any of their respective right, title or interest in or to this Agreement.
(b)    Amendments. This Agreement may be amended or modified only by a written instrument executed by each Withdrawing Member and the Company.
(c)    Dispute Resolution. Notwithstanding anything to the contrary set forth in this Agreement, in the event of a claim by a party hereto or to the CRA against another party hereto or the CRA arising out of or otherwise relating to this Agreement or the CRA, the parties shall promptly and in good faith attempt to resolve such claim by mutual agreement. In the event the parties are unable to resolve such claim by mutual agreement, the matter shall be settled exclusively by a binding arbitration ("Arbitration"), conducted by a single arbitrator (the "Arbitrator") chosen

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by the parties as described below. Any party may initiate the Arbitration by written notice to the other party(ies) and to the Arbitration Tribunal.
The date on which the notice is given is called the "Arbitration Initiation Date". The fees and expenses of the Arbitration Tribunal and the Arbitrator shall be shared equally between (i) the Withdrawing Members and (2) the Company, and advanced by them from time to time as required; provided, however, that at the conclusion of the Arbitration, the Arbitrator may award costs and expenses (including the costs of the Arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) to the prevailing party(ies).
Except as expressly modified herein, the Arbitration shall be conducted in accordance with the provisions of Section 1280 et seq. of the California Code of Civil Procedure or their successor sections ("CCP"), except that Section 1283.05 (discovery) shall not apply, and shall constitute the exclusive procedure and forum for the determination of any claim, including whether the claim is subject to arbitration. The Arbitration shall be conducted under the procedures of the Arbitration Tribunal, except as modified herein. The "Arbitration Tribunal" shall be the Los Angeles Office of JAMS/ENDISPUTE ("JAMS"), unless the parties to the dispute cannot agree on a JAMS arbitrator, in which case the Arbitration Tribunal shall be the Los Angeles Office of the American Arbitration Association ("AAA").
The Arbitrator shall be a retired judge or other arbitrator employed by JAMS selected by mutual agreement of the parties to the dispute, and if they cannot so agree within thirty (30) days after the Arbitration Initiation Date, then the Arbitrator shall be selected from the Large and Complex Case Project ("LCCP") panel of the AAA, by mutual agreement of the parties to the dispute. If the parties to the dispute cannot agree on an Arbitrator within sixty (60) days after the Arbitration Initiation Date, then the Arbitrator shall be selected by the AAA, from its LCCP panel, through such procedures as the AAA regularly follows. In all events, the Arbitrator must have had not less than fifteen (15) years experience as a transactional or litigation lawyer), judge or arbitrator of complex business transactions. If for any reason the AAA does not so act, then any party to the dispute may apply to the Superior Court in and for Los Angeles County, California, for the appointment of a single arbitrator.
No pre-arbitration discovery shall be permitted, except that the Arbitrator shall have the power in his or her sole discretion, on application by any party to the Arbitration, to order pre-arbitration examination solely of those witnesses and documents that the other party intends to introduce as its case-in-chief at the arbitration hearing. Prior to the commencement of arbitration hearings, the Arbitrator shall have the power, in his or her discretion, upon a Withdrawing Member's and/or the Company's motion but not the Arbitrator's own initiative, to order the parties to engage in pre-arbitration mediation for a period not exceeding thirty (30) days before a mediator mutually acceptable to the parties.
The Arbitrator shall try any and all issues of law or fact and be prepared to make the award within ninety (90) days after the close of evidence in the Arbitration. When prepared to make the award, the Arbitrator shall first so inform the parties, who shall have ten (10) days to attempt to resolve the matter by a binding agreement between them. If the parties so resolve the matter, then the Arbitrator shall not make any award. If the parties do not so resolve the matter, the Arbitrator

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shall make the award on the eleventh day following his notice of being prepared to make the award. The Arbitrator's award shall dispose of all of the claims that are the subject of the Arbitration and shall follow Delaware law and precedent, and shall be a reasoned opinion. The Arbitrator shall be empowered to (i) enter equitable as well as legal relief, (ii) provide all temporary and/or provisional remedies, and (iii) enter binding equitable orders. The award rendered by the Arbitrator shall be final and not subject to judicial review, and judgment thereon may be entered in any court of competent jurisdiction.
(d)    Governing Law; Choice of Forum.
(i)    Subject to Section 9(c) above, this Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware, without reference to the rules regarding conflict or choice of laws of such State.
(ii)    Each Withdrawing Member and the Company each acknowledge and agree that, subject to Section 9(c) above, the Superior Court of the State of California in and for Los Angeles County, and the associated federal and appellate courts, shall have exclusive jurisdiction to hear and decide any dispute, controversy or litigation regarding this Agreement or any portion thereof.
(e)    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Agreement shall not be construed against the Company or a Withdrawing Member but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by the Company and the Withdrawing Members jointly.
(f)    No Obligation to Third Parties. Except as set forth in Section 7 and in the CRA, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereto to, any person or entity not a party to this Agreement.
(g)    Further Assurances. Each of the parties shall execute such other and further documents and do such further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of this Agreement. This provision shall survive the Effective Date.
(h)    Merger of Prior Agreements. This Agreement, the Withdrawal Amendment and the CRA constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, any letter of intent or nonbinding proposal, which shall be of no further force or effect upon execution of this Agreement by the Company and each Withdrawing Member.
(i)    Enforcement. The parties shall bear their own attorneys' fees and costs incurred in connection with the negotiation and execution of this Agreement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement (including, without limitation, any dispute as to whether a Claim is an Indemnifiable Claim under Section 16.2 of the LLC Agreement),

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the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and reasonable attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its reasonable attorneys' fees incurred in any post judgment proceedings to collect or enforce any judgment. This provision is separate and several and shall survive the Effective Date.
(j)    Time. Time is of the essence of this Agreement. For purposes of this Agreement "business day" shall mean any day other than a Saturday and those days specified as a "holiday" in Section 7 of the California Civil Code. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day, in which event the period shall run to and include the next day which is a business day.
(k)    Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, then the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.
(l)    No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and executed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
(m)    No Offer or Binding Contract. The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be a legally binding contract or an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and (i) each of the Withdrawing Members and the Company have fully executed and delivered this Agreement (and the Remaining Members have executed and delivered the Consent, Ratification and Agreement of the Remaining Members attached to this Agreement), and (ii) the Remaining Members and the Withdrawing Members have fully executed and delivered the Withdrawal Amendment.
(n)    Counterparts. This Agreement, and any document executed in connection with this Agreement, may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page.

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(o)    Notices. Notices or other communications shall be given only by the following methods: (i) hand delivered with a receipt of the addressee or the addressee's agent, (ii) deposited with the United States Post Office by registered or certified mail, return receipt requested, postage prepaid, (iii) deposited with a recognized global or national overnight delivery service, (iv) sent by facsimile transmission, with a telephone or written receipt by the addressee or the addressee's agent, or (v) transmitted by e-mail, with a telephone or written receipt by the addressee or the addressee's agent. All notices and other communications shall be deemed received by the addressee for all purposes of this Agreement on the date of the receipt for delivery (as provided in each case above).

To Withdrawing Member:	Cal Atlantic Group, Inc. c/o Lennar 25 Enterprise, Suite 400 Aliso Viejo, CA 92656 Facsimile: (951) 372-8510 Attention: Martin Langpap
With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP 1900 Main Street, 5th Floor Irvine, CA 92614 Facsimile: (949) 553-8354 Attention: Paul D. O'Connor, Esq.
To the Company:	Centennial Partners, LLC c/o Tejon Ranchcorp P.O. Box 1000 Lebec, CA 93243 Facsimile: (661) 248-3100 Attention: General Counsel
With a copy to:	Cox, Castle & Nicholson LLP 50 California Street, Suite 3200 San Francisco, CA 94111 Attention: Mathew A. Wyman, Esq. Facsimile: (415) 262-5166
(p)    Joint and Several Liability. To the extent applicable, the parties constituting a Withdrawing Member shall be jointly and severally liable for the obligations of the Withdrawing Member under this Agreement.

[Signatures appear on next page]

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IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.
WITHDRAWING MEMBERS:
STANDARD PACIFIC INVESTMENT CORP.,
a Delaware limited liability company
/s/ Martin Langpap_
By: Martin Langpap
Its: Regional Vice President, Land
/s/ Greg McGuff_
By: Greg McGuff
Its: Regional President

CALATLANTIC GROUP, INC.,
a Delaware corporation, as successor by merger
to the former CalAtlantic Group, Inc. (formerly known as Standard
Pacific Corp., a Delaware corporation), which was successor
by merger to The Ryland Group, Inc.
/s/ Martin Langpap_
By: Martin Langpap
Its: Regional Vice President, Land
/s/ Greg McGuff_
By: Greg McGuff
Its: Regional President

16

COMPANY:
CENTENNIAL FOUNDERS, LLC,
a Delaware limited liability company

By:	Tejon Ranchcorp, a California corporation, its Development Manager
/s/ Gregory S. Bielli
By: Gregory S. Bielli
Its: President & Chief Executive Officer
/s/ Allen E. Lyda
By: Allen E. Lyda
Its: Executive Vice President and Chief Operating Officer

17

SCHEDULE 1

CONSENT, RATIFICATION AND AGREEMENT OF THE
REMAINING MEMBERS
Each of the undersigned hereby consents to all of the terms and conditions of the foregoing Redemption and Withdrawal Agreement (the "Agreement"). Without limiting the generality of the foregoing, (i) each Remaining Member hereby consents to the Company's execution and delivery of the Agreement, and (ii) each Remaining Member hereby agrees to be bound by the provisions of Sections 3(c), 3(d), 4, 9(c) and 9(i) of the Agreement. Except where otherwise defined herein, the capitalized terms used herein shall have the respective meanings assigned to such terms in the Agreement.
In consideration for the release given by each Withdrawing Member Releasing Parties to Tejon pursuant to Section 7(a) above, Tejon, for itself and its affiliates, partners, directors, members, owners, managers, officers, employees and agents (individually, a "Tejon Releasing Party" and collectively, the "Tejon Releasing Parties"), hereby releases and discharges (the "Tejon Release") the Withdrawing Member Releasees, from all claims each Tejon Releasing Party has, ever had or may have in the future against any Withdrawing Member Releasee, by reason of any matter, cause or thing whatsoever accruing or arising from the beginning of time to the Effective Date with respect to the LLC Agreement, the Company, the Master Project or the Adjacent Property (collectively, the "Tejon Claims"); provided, however, that this Tejon Release shall not extend to (i) any Tejon Claims against a Withdrawing Member arising out of any breach by a Withdrawing Member of any of its obligations or representations and warranties expressly set forth in the Agreement, the Withdrawal Amendment and/or the other documents delivered pursuant to Section 6(b) of the Agreement (or any dispute regarding the interpretation or enforceability of this Agreement and/or the Withdrawal Amendment), or (ii) Tejon Claims against a Withdrawing Member that the Tejon Releasing Parties may have in response to or defending against an indemnification claim that is not an Indemnifiable Claim made by a Withdrawing Member Releasees pursuant to Section 16.2 of the LLC Agreement.
Tejon hereby represents and warrants that it is the owner of the Tejon Claims and that it has not previously assigned or transferred any of the Tejon Claims. It is the intention of the Tejon Releasing Parties that the foregoing release with the exception of the Company Unreleased Claims, be effective as a bar to each of the Company Claims hereinabove specified. Each Tejon Releasing Party understands, acknowledges, and agrees that no Company Unknown Claims, or any facts, events, circumstances, evidence or transactions which could now be asserted or which may hereafter be discovered, shall affect the final, absolute and unconditional nature of the release under this Consent, Ratification and Agreement of the Remaining Members.
With respect to any and all Company Claims, each of the Tejon Releasing Parties agrees that upon the Effective Date, each Tejon Releasing Party shall be deemed to have, and shall have, knowingly and expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any other state, sovereign or jurisdiction, or principle of common law which is similar, comparable, or equivalent to California Civil Code Section 1542 which provides:

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"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."
TEJON SPECIFICALLY ACKNOWLEDGES THAT IT HAS CAREFULLY REVIEWED THIS CONSENT, RATIFICATION AND AGREEMENT OF THE REMAINING MEMBERS AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS CONSENT, RATIFICATION AND AGREEMENT OF THE REMAINING MEMBERS ARE A MATERIAL PART OF THE AGREEMENT.

GSB
Tejon's Initials

REMAINING MEMBERS:

PARDEE HOMES, a California corporation
/s/ Thomas J. Mitchell
By: Thomas J. Mitchell
Its: President
/s/ Michael A. McMillen
By: Michael A. McMillen
Its: Vice President

TEJON RANCHCORP,
a California corporation
/s/ Gregory S. Bielli
By: Gregory S. Bielli
Its: President & Chief Executive Officer
/s/ Allen E. Lyda
By: Allen E. Lyda
Its: Executive Vice President and Chief Operating Officer

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